Nationwide Mutual Funds
Sub-Item 77E
Legal Proceedings
Semi-Annual Report
(As of 4-30-2016)

POTENTIAL MATERIAL LITIGATION

      Tribune Company Litigation

      Nationwide S&P 500 Index Fund, a series of NMF, and NVIT S&P
500 Index Fund, a series of Nationwide Variable Insurance Trust
(together, the "Funds"), were named as defendants in two lawsuits that are consolidated in a multi-district litigation pending in the United States District Court for the Southern District of New
York (the "Court"), captioned In re Tribune Company Fraudulent
Conveyance Litigation, No. 11-MD-2296-RJS (the "MDL").  The MDL
arises from the 2007 leveraged buyout of The Tribune Company
("Tribune") (the "LBO") and Tribune's subsequent bankruptcy and reorganization.  In connection with the LBO, thousands of Tribune shareholders, including the Funds, sold Tribune shares back to
Tribune.

      The MDL includes a series of lawsuits brought by individual creditors of Tribune (the "Individual Creditor Actions"), and a
lawsuit by a court-appointed trustee on behalf of the committee of unsecured creditors committee of Tribune (the "Committee Action").
These lawsuits seek to unwind the LBO stock repurchases as
fraudulent transfers and recover the stock repurchase proceeds paid to the Tribune shareholders who participated in the LBO.  The Funds were named as defendants in the Committee Action and one of the
Individual Creditor Actions; NMF and NFA were previously named as defendants in the Committee Action, but NMF and NFA have since been dismissed from the lawsuit.  According to the most-recent amended complaint filed in the Committee Action, the Nationwide S&P 500
Index Fund is alleged to have received $1,329,720 in exchange for the shares that the Nationwide S&P 500 Index Fund tendered in the
LBO, and the NVIT S&P 500 Index Fund is alleged to have received
$1,150,508 in the LBO.  Plaintiffs seek to unwind the LBO
transactions and recover the amounts received by the Funds.

      The Court entertained a first round of motions to dismiss in the Individual Creditor Actions (the "Phase One Motions").
Following briefing and argument on the Phase One Motions, the Court entered an order dismissing the Individual Creditor Actions in their entirety on the grounds that the individual creditor
plaintiffs lack standing to pursue their claims.  The parties appealed the Court's dismissal order to the Second Circuit, and, on March 29, 2016, the Second Circuit affirmed the dismissal, albeit on the grounds that the individual creditor plaintiffs'
claims are preempted by the Bankruptcy Code's safe harbor for securities transactions. The individual creditor plaintiffs have petitioned the Second Circuit for rehearing of the appeal, and that petition is pending.

      The parties are currently engaged in a second round of
motions to dismiss in the Committee Action (the "Phase Two
Motions"), including a global motion to dismiss that was filed on behalf of all shareholder defendants, including the Funds, on the grounds that the current Fifth Amended Complaint fails to state a claim against the former Tribune shareholders.  Briefing on the
Phase Two Motions is complete, but oral argument has not yet been scheduled.  Pending the disposition of the Phase Two Motions, the litigation is essentially stayed.  After the Court disposes of the
Phase Two Motions, discovery likely will proceed as to any
remaining claims; however, this anticipated discovery likely will not commence for several months.  Given the number of unknowns at this early stage of the litigation, it is not possible to predict the likely outcome of the MDL.

      Lyondell Chemical Company Litigation

      Nationwide Mid Cap Market Index Fund and NVIT Mid Cap Index
Fund are two of more than a thousand shareholders who received merger consideration in the December 2007 leveraged merger of
Lyondell Chemical Company ("Lyondell") and Basell AF S.C.A.
("Basell").  Litigation against former Lyondell shareholders arising from the leveraged merger is pending in the United States
Bankruptcy Court for the Southern District of New York (the
"Bankruptcy Court").  To date, however, neither of the two
Nationwide Funds has been named as a defendant in the litigation.

      Prior to Lyondell's merger with Basell, Lyondell was the
third-largest publicly-traded petrochemical company in the United
States.  In the spring of 2006, billionaire financier Leonard
Blavatnik, who had previously acquired Basell, a large European petrochemical company in 2005, expressed interest in acquiring
Lyondell.  After rejecting several offers from Blavatnik at lower prices, Lyondell agreed to a leveraged merger transaction with
Basell, pursuant to which Basell acquired Lyondell's outstanding stock at $48 per share, and the two companies merged to form
LyondellBasell Industries AF S.C.A. ("LBI").  The deal closed on
December 20, 2007, and Lyondell's shareholders collectively
received roughly $12.5 billion in exchange for their shares.
Nationwide Mid Cap Market Index Fund and NVIT Mid Cap Index Fund
owned Lyondell stock at the time of the merger and received
$8,350,080 and $13,190,040, respectively, for their shares.

      Just over a year later, in January 2009, LBI filed for
Chapter 11 bankruptcy in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court").  As
part of LBI's plan of reorganization, the Bankruptcy Court created two trusts for the purposes of pursuing claims arising from the merger and bankruptcy:  (i) the LB Creditor Trust, to which
Lyondell's unsecured creditors assigned their claims, and (ii) the
LB Litigation Trust, to which the bankruptcy estate assigned its claims.  The Bankruptcy Court appointed Edward S. Weisfelner (the
"Trustee") as the trustee for both trusts.  Starting in October
2010, the Trustee commenced a series of  fraudulent transfer lawsuits against Lyondell's former shareholders, through which the
Trustee seeks to unwind the merger transactions and recoup the merger consideration that the shareholders received in exchange for their Lyondell shares.

      Nationwide Mid Cap Market Index Fund and NVIT Mid Cap Index
Fund may eventually be joined as defendants in one or both of two adversary proceedings initiated by the Trustee, Weisfelner v. Fund
1, et al., Adv. Pro. No. 10-04609-REG (the "Fund 1 Action"), and
Weisfelner v. Hofmann, et al., Adv. Pro. No. 10-05525 (the "Hofmann
Action").  In the Fund 1 Action, the Trustee asserts state law intentional and constructive fraudulent transfer claims against the former Lyondell shareholders for the benefit of Lyondell's unsecured creditors.  In the Hofmann Action, the Trustee asserts a federal law intentional fraudulent transfer claim under the
Bankruptcy Code against the former Lyondell shareholders (on a class basis) and seeks to recover the merger proceeds paid to
Lyondell's former shareholders for the benefit of the bankruptcy estate.  In both cases the Trustee seeks the same result, namely the "avoidance" of the merger transactions and the recovery of the merger proceeds paid to the former Lyondell shareholders.  The
Bankruptcy Court is handling the lawsuits in a coordinated fashion.

      In an effort to streamline the litigation and avoid the
filing of hundreds of duplicative motions, the Bankruptcy Court asked WilmerHale, who represents a large block of shareholder defendants (with exposure in the billions of dollars), to take the lead for the shareholder defendants in the motion to dismiss phase of the litigation.  To date, there have been two rounds of motions to dismiss.  In January 2011, WilmerHale filed the first of the motions to dismiss, asserting various legal defenses to the
Trustees' claims and arguing that the Trustee failed to plead sufficient allegations to support his claims.  The Bankruptcy Court ruled on the motion in January 2014, narrowing the claims and dismissing certain claims for insufficient pleading, but the
Bankruptcy Court allowed the Trustee to amend his complaints to
attempt to cure the pleading deficiencies.   In August 2014, after
the Trustee amended his complaints, WilmerHale filed a second motion to dismiss on behalf of all shareholder defendants.  On
November 18, 2015, the Bankruptcy Court issued an opinion granting the motion as to the Trustee's intentional fraudulent transfer claims - thereby dismissing the claims with prejudice - and denying the motion as to the Trustee's constructive fraudulent transfer claims under state law.  Although the ruling results in the
dismissal of the Hoffman Action in its entirety, the Trustee's while in the Trustee's state law claims in the Fund 1 Action remain.
The Trustee is appealing the dismissal of the intentional
fraudulent transfer claims.  In light of the recent ruling from the United States Court of Appeals for the Second Circuit in the
appeal captioned In re Tribune Co. Fraudulent Conveyance Litigation,
No. 13-3992-cv(L) (the "Tribune Appeal"), on May 4, 2016,
WilmerHale filed a motion on behalf of all shareholder defendants to dismiss the Trustee's constructive fraudulent transfer claim as preempted by the Bankruptcy Code's safe harbor for securities transactions.

      Nationwide Mid Cap Market Index Fund and NVIT Mid Cap Index
Fund have not yet been named as defendants in the Fund 1 Action;
however, these two Nationwide Funds fell within the putative defendant class in the now-dismissed Hofmann Action.  Trust Counsel is monitoring the litigation.